Exhibit 10.17

RESDEVCO LTD.

Correction of the Agreement dated May 1, 2015

We hereby confirm our agreement to extend the time frame as outlined in our original Agreement dated May 1, 2015 and replace it with the following section 12.5

“12.5) RESDEVCO shall be entitled, at its option, to terminate this Agreement (including the License hereunder), by giving LICENSEE 30 (thirty) day written notice, if:

(a) an application for marketing approval for Finished Product is not submitted to the FDA or an equivalent regulatory authority in the Territory by four (4) years from the date of the original Agreement;

(b)FDA or equivalent marketing approval is not obtained for Finished Product in the Territory by six (6) years from the date of the original Agreement. If the LICENSEE can show that the delay is not their fault an extension of one year will be granted to obtain marketing approval;

(c) Commercial sales of Finished Product shall not have commenced by three (3) months following receipt of marketing approval for Finished Product in the Territory; or

(d) Commercial sale of Finished Product having commenced, and payment under Article 7 is not timely paid by LICENSEE.”

Kindly confirm your agreement to the above by countersigning

/s/ Prof. S. Dikstein	/s/ Or Eisenberg
Resdevco Ltd.	Wize Pharma Ltd.

Date: 9.6.2017	Date: June 16, 2017

P.O.B. 3338, Jerusalem, Israel

Tel. and Fax: 972-2-6524734